Exhibit 99(e)(8)

AMENDMENT n°1

To Term Sheet - Employment Offer

This Amendment is made effective 1st of January 2006.

- Between -

Wavecom S.A., French “Societe Anonyme”, registered at Nanterre Company Registrar under n° 391 838 042, having registered headquarters at 3 esplanade du Foncet, 92442 Issy les Moulineaux Cedex, France,

-And-

Mr Ronald D Black, 95 rue de Prony, 75017 Paris, France,

WITNESSETH THAT

WHEREAS an Employment Offer was made by Wavecom to Ron Black under terms and conditions contained in a term sheet (hereafter the “Term Sheet”) effective July 22, 2004.

WHEREAS this Offer was accepted by Ron Black.

WHEREAS, upon proposals made by Wavecom’s Compensation and Nomination Committee on January 18, 2006, the Board of Wavecom decided on February 7, 2006, to propose some amendments to the Term Sheet, such amendments to be effective January 1, 2006.

WHEREAS the proposed amendments were accepted by Ron Black.

NOW THEREFORE IT HAS BEEN AGREED AS FOLLOWS:

1.	Amendment to Section 1 of the Term Sheet

The Parties agree that Ronald Black has been and will continue to serve for around 4/10 of his time as Chief Executive Officer of Wavecom Inc, Wavecom S.A.’s subsidiary based in the US.

2.	Amendment to Section 4 of the Term Sheet

The Parties agree that the Base Salary will be increased to €421,500, subject to a split between Wavecom S.A. (€252,900) and Wavecom Inc (€168,600).

3.	Amendment to Section 5 of the Term Sheet

The Parties agree that the Annual Incentive for 2006 will be increased to €281,000 and that an additional bonus of €100,000 will be paid upon successful integration of an acquisition during the year 2006.

4.	Amendment to Section 7 of the Term Sheet

For clarification purposes, the Parties agree that, subject to the shareholder’s and board’s decisions, any further grant of stock options to Ron Black will provide vesting rules identical to the grants dated August 18 2004 and January 19 2005.

5.	Amendment to Section 10 of the Term Sheet

The Parties agrees that the term of the Expatriation package (Housing and School tuition fees) shall be extended for a further two years.

6.	General

This amendment shall come into force on January 1, 2006.

Except as herein amended, all other terms and conditions of the Term Sheet shall remain in full force and binding upon the Parties.

Wavecom S.A.	Ronald D Black

By:	/Signature/ (illegible)

/Signature/ (illegible)

Michel Alard

Chairman of the Board